SUB-ITEM 77C: Submission of Matters to a Vote of Security
Holders

	A special meeting of shareholders of Credit Suisse
Opportunity Funds was held on April 11, 2003 and May 2,
2003. The results of the votes tabulated at the special meeting are reported below.

To amend the charter to allow involuntary redemptions:

	For		73,887,544 shares

	Against		429,255    shares

	Abstain		120,042    shares

	To amend the charter to allow for reorganization of the Fund or its series without shareholder approval:

	For		73,889,576 shares

	Against		436,876    shares

	Abstain		110,389    shares

A special meeting of shareholders of Credit Suisse High Income
Fund, a series of Credit Suisse Opportunity Funds, was held on May 2, 2003. The results of the votes tabulated at the special meeting are reported below.

To modify the fundamental investment restriction on borrowing money:

	For 		4,440,945 shares

	Against 	253,946   shares

	Abstain 	127,812   shares

To modify the fundamental investment restriction on lending:

	For 		4,440,511 shares

	Against 	261,781   shares

	Abstain 	120,411   shares

To modify the fundamental investment restriction on real estate investments:

	For 		4,496,597 shares

	Against 	227,765   shares

	Abstain 	98,341    shares

To remove the fundamental investment restriction on short sales:

	For 		4,496,008 shares

	Against 	225,891   shares

	Abstain 	100,804   shares

To change the Fund's investment objective from fundamental to non-fundamental:

	For 		4,409,760 shares

	Against 	310,172   shares

	Abstain 	102,771   shares